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EXPLANATORY NOTE
Filed Document
This filing consists of a transcript of the Osteotech, Inc. (“Osteotech”) employee meeting held on August 17, 2010 relating to the proposed acquisition of Osteotech by Medtronic, Inc. (“Medtronic”).
Additional Information about the Proposed Transaction and Where You Can Find It
Osteotech intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of Osteotech by Medtronic. The definitive proxy statement will be mailed to Osteotech stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE TRANSACTION, INVESTORS AND SECURITY HOLDERS OF OSTEOTECH ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, OSTEOTECH AND MEDTRONIC. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech at 51 James Way, Eatontown, New Jersey, 07724.
Information Regarding Participants
Osteotech, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Osteotech stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Osteotech stockholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 16, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronics’s website at www.Medtronic.com and clicking on the Investors link. You can find information about Osteotech’s executive officers and directors in its definitive proxy statement filed with the SEC August 3, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov or by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech at 51 James Way, Eatontown, New Jersey, 07724.

TRANSCRIPT OF OSTEOTECH, INC.
EMPLOYEE COMMUNICATION MEETING
     TRANSCRIPT of proceeding at the SHERATON, 6 Industrial Way East , Ballroom B & C, Eatontown, New Jersey 07724, on Tuesday, August 17, 2010, commencing at 9:17 in forenoon.

S P E A K E R S:
SAM OWUSU-AKYAW,
Osteotech, Inc.
TOM McGUINESS
Medtronic
MIKE NICOLETTA
Medtronic
MARK H. BURROUGHS,
Osteotech, Inc.

     MR. OWUSU-AKYAW: Well, good morning, everybody.
     AUDIENCE MEMBERS: Good morning.
     MR. OWUSU-AKYAW: I have to tell the operator that we are ready to go.
     Operator, we are ready to go.
     We have to wait for the people in Bulgaria and France to sign on, so if you’ll give them a second here.
     Okay. Well, good morning. I do believe that — I see your faces. You know, come on. Cheer up, man. This is great news for the company. I want everybody to feel good about it. You need to congratulate yourself. It’s a great achievement. So I’d like people to feel great about what you have accomplished.
     Once again, good morning, everyone.
     AUDIENCE MEMBERS: Good morning.
     MR. OWUSU-AKYAW: I like it that way.
(Laughter)
     MR. OWUSU-AKYAW: By now, I believe you have all seen this morning’s press release. Let me open my comments by saying that the transaction is based on our mission statement focused on developing technology and promoting biological healing to restore function; to be innovative with the gift of life and provide customer satisfaction; to help our employees achieve professional growth; and last but not at least, to enhance the value of shareholders’ investment.
     With this in mind, I’ve prepared a few comments this morning that should help you better understand the transaction. But first, I’d like to thank you for the impromptu company meeting. We appreciate your flexibility.
     Joining us today, our team from Medtronic. We have with us Tom McGuinness, who’s a general manager of the Biologic business, and Mike Nicoletta, who will be helping with the integration at Medtronic.
     Tom and Mike, if you want to — that’s Tom. And this is Mike.
     (Mr. McGuinness and Mr. Nicoletta stand up and the audience applauses.)
     MR. OWUSU-AKYAW: Let me start by saying that, because of you, we have transformed Osteotech from being a basic processing company to a high—tech biologics company. As a result, Osteotech has unique characteristics and skills compared with the “metal” companies, which makes several of your skills in high demand. We are hopeful that through this transaction, you will be able to continue to grow professionally with a company like Medtronic. Medtronic’s global scale and scope across geographies and functions in the medical device industry position it to provide additional opportunities for personal growth beyond that which Osteotech is able to offer you.
     This transaction is the culmination of hard work with Osteotech employees, domestic sales agents, international distributors have put in over the past four years to execute a growth strategy focused on new technology and procedure specific product development. Despite the enormity of the goal, you all remained focused on utilizing our asset to create therapy—driven products that deliver superior clinical results to our surgeon customers and their patients. We succeeded in achieving this goal and creating what we believe to be the greatest biologic platform. A platform that we believe can live up to its promise under the direction and support of Medtronic.
     As you have probably all read by now, we announced in a press release this morning that

Medtronic will be acquiring Osteotech for $6.50 per share in an all cash transaction valued at approximately 123 million. To shareholders, and most of you are shareholders, this means you receive approximately 65 percent premium compared with yesterday’s closing price. For your reference, from 2006 through 2010 in similar transactions, the average premium to the previous day’s closing price was 43 percent. We, the management team and the Board of Directors, believe this premium illustrates the strong value of organization and that this transaction represents the best step forward for all our stakeholders.
     In fact, we believe that this transaction is the natural next step in the evolution of the company. Make no mistake, we were only successful in putting together this exciting corporate development because of your dedication and focus on achieving our long-term strategic goals.
     We are excited that this acquisition can and will expand upon all of the work that you have done and extend the value of biologic platform that you have built. We are pleased that the spirit of our mission as a company will live on.
     I know that you will have many questions, and we will open the floor following some remarks from the Medtronic team. But before I turn the meeting over to Tom, I want to stress a few points.
     First, we will be operating business as usual. Tomorrow will be no different from yesterday or today. And we will continue to work to exceed the expectations of our customers and surgeons. We will continue to work closely with international and domestic distributors and our vendors as we have since our doors opened more than 20 years ago. Plain and simple, we need your continued support and I know you will put forth the same effort you have done everyday.
     Second, we will be working closely with Medtronic regarding the next steps for our employees and we will provide you updates as the process moves on.
     Finally, over the next several days, we will be filing detailed documents with the SEC regarding this transaction and we urge you, as shareholders, to review the materials. As we disclosed in the press release this morning, the transaction is subject to shareholder and regulatory approval. Along with all other shareholders, you will receive a proxy statement asking for your vote. Currently, we expect the transaction to close in the fourth quarter.
     Thank you very much for your attention. I’d like to now turn the floor over to Tom.
     And take your time and put some of the presentation together. Tom, please.
     (Audience applause.)
     MR. McGUINNESS: Thank you, Sam.
     Good morning, everybody. It is — I’m pleased to be here and really glad to have the opportunity to tell you about Medtronic and a little bit more about who we are. So I wanted to start the discussion today to give you a little bit about the background of our company.
     Medtronic had a modest beginning. It was formed as a partnership in April of 1949 by Earl Bakken, and his brother-in-law, Palmer Hermundslie.
     At the time, Earl was a graduate student at the University of Minneapolis in Minnesota and did part-time work repairing delicate healthcare equipment for Northwestern Memorial Hospital in

Minneapolis. It wasn’t long before medical professionals asked Medtronic engineers to not only repair the equipment but also to modify it or design and produce new equipment for research.
     In the mid-1950s, Earl Bakken became acquainted with Dr. Lillehei. Dr. Lillehei was a pioneer in open heart surgery who practiced at the University of Minnesota Medical School. While external pacemakers were available at the time to regulate heart rhythm, they were quite bulky, had to be plugged in, and obviously were quite vulnerable to power outages. So Dr. Lillehei and his colleagues set about to develop a better system with the help of Medtronic engineers.
     Earl developed a new kind of pacemaker. One that was not much larger than a paperback book and was powered by Mercury batteries and delivered a 9-volt DC pulse and could be worn easily and comfortable by younger patients. This was the foundation of Medtronic’s continued innovation for our company. It informed our mission of alleviating pain, restoring health, and extending life.
     Let me tell you a little bit about the rich

leadership history that our firm has enjoyed. First and foremost, we are in the 50th year of our mission, and I’ll talk a little bit about that in a few moments.
     Each year we serve approximately 7 million patients; 21,000 patents that we’ve currently got; 150,000 products. And that portfolio of therapies and products serves the needs of approximately 50 patient disease states.
     From a shareholder’s standpoint, during the past five years, Medtronic has returned $11 billion to its shareholders, $11 billion during the past five years. All of these results are based firmly on our focus on continued innovation.
     If you’ll look at the chart here, this really represents the seven different businesses at Medtronic and it’s probably a little difficult to read so I’ll read down the list.
     At the top you’ve got CRDM. That’s Cardiac Rhythm Disease Management.That is really the initial core foundation of Medtronic.That’s pacemakers, defibrillators, cardiac resync (sic) therapy for heart failure.
     You’ve got Cardiovascular, which is our

group up in the Bay area, which is basically stents, heart valve replacements.
     Physio Control, which is headquartered out of Seattle.That is external defibrillators.
     Spinal and Biologics, and that’s our business. It’s the second largest business at Medtronic.
     Neuromodulation, which has deep pain pumps, deep brain stimulation, and other products, based out of Minneapolis.
     Diabetes, which is based out of Northridge, California,just north of Los Angeles.
     And then Surgical Technologies, which is a business focused on Navigation and one of our flagship products, the O-Arm.
     That’s really the composition of Medtronic.
     We have participation in most medical device categories. And if you’ll look at this chart - I won’t test your vision, but during the past decade a couple of things have happened. First and most importantly, we’ve tripled our revenue base from about 5.6 billion to what it is today, about $15 billion.
     In addition, we’ve also diversified the growth quite a bit, so what used to be about a

50 percent cardiac rhythm management business back in our fiscal year, ‘01, that’s now only about 25 to 30 percent of our business today, and we have much more diversification across business lines.
     If you’ll look at our performance across the globe, Medtronic — global diversification has been a significant driver of our growth over that same ten-year period.
     During the past decade, we’ve grown from a $1.9 billion business internationally in about 2000 to today of about $ 6.5 billion in revenue today. We currently have — approaching 40 percent of our revenue in international markets, and we’ve recently confirmed a strategic — corporate strategic vision of trying to increase that to even higher levels with our global growth initiative.
     So let’s talk about Medtronic’s focus.
     Medtronic’s focus is clearly on chronic disease. We believe that chronic disease is a true epidemic that is large growing and quite costly to society. Chronic disease represents 60 percent of all deaths. Between now and 2015, chronic disease is expected to grow at the rate of 17 percent. And a full three-quarters of all healthcare spent today is driven by chronic disease. So we believe this focus positions us quite well to serve important needs of our customers and their patients.
     The depth and breadth of our technology allows us to create solutions through technology convergence that no competitor can match. We’ve got targeted Drug Delivery Technologies, Closed Loop Systems, Remote Monitoring. Our core capabilities run the spectrum from Deep Miniaturization to sophisticated Imaging and Navigation. We are well-positioned to shape tomorrow’s healthcare solutions.
     Before I talk about Spinal and Biologics, in particular,I’d like to comment a bit on Medtronic’s mission to start.
     At Medtronic, our mission is very important to us. Every new employee takes — when they first become an employee — a mission and medallion ceremony shortly after joining. They are given at that ceremony a medallion,which is a symbol of our mission that unites all of us as employees around the globe. The Medtronic mission is written on the back of those medaillons.“To contribute to human welfare by application of biomedical engineering to alleviate pain,restore health and extend life.”
     Now, in every interaction I’ve had with Osteotech employees, it’s very clear that your mission is equally important to all of you. And when we line up our mission statements, it’s also very clear that we have the same patient-centric motivation to why we do the business that we do.
     Now, let me reflect on some of the reasons why I’m so excited about today’s announcement.
     We are so thrilled to have this opportunity. Osteotech is a recognized innovator in the industry and leader in the emerging field of biologics products for musculoskeletal regenerative healing. Medtronic has nearly $1 billion portfolio in Bone Grafting, Biologics (sic) and Allograft therapies. Together, we will be better positioned to drive greater awareness and demand for Biologics Bone Grafting therapies. We will also offer a truly distinctive portfolio and pipeline of new therapies and also able to enhance our service and marketing support. Combining our technical and development capabilities will help us create next-generation breakthrough products together going forward in the coming years. And we will be able to expand across markets, across Spine, across Orthopedic Trauma, Dental, Joint Reconstruction, Foot and Ankle, Sports Medicine and Neurosurgery treatment areas. And we will create an even faster growth trajectory internationally as two companies.
     With our shared expertise, innovation and values, we will enhance our ability to serve doctors and their patients and continue to fulfill our mission.
     Now I’d like to turn to Medtronic’s Spinal and Biologics. I truly believe this is one of the most exciting businesses at Medtronic and I’m glad to have an opportunity to tell you more about this business.
     Medtronic’s Spinal and Biologics delivers a full portfolio of Bone Grafting and Allograft therapies. Of course the cornerstone of our nearly $1 billion global business is InFuse, which is undoubtedly a powerfully innovative product which recently won the 2008 Prix Galien award for the best biotechnology product. It is also a finalist for one of the global best biotechnology products in 2010 for the Prix

Galien as well. This innovation is built off of years of scientific investigation that stetches back all the way to the 1950s in Marshall Urist’s research at UCLA. InFuse is backed by a deep body of clinical and scientific evidence including three PMA approvals in the Spine, Orthopedic Trauma, and Dental/Oro-Maxilla-Facial applications. It also has 120 or more peer-reviewed papers and has treated 650,000 patients to date.
     And we are committed to offering the most complete Bone Grafting therapies, including DBMs and ceramics (sic). And the fastest piece of our portfolio have been our Progenix and Mastergraft products lines, which have been growing in the rate of 20- to 25 percent annually during the past several years.
     In addition to our Biologics Bone Grafting therapies, we have of a broader line of Allograft therapies, including a $75 million Structural Allograft business and several smaller lines of Specialty and Traditional Allograft.
     Here’s what I find exciting about today. Together, Medtronic and Osteotech can carry out our patient-centric mission better than ever. As you see on the chart, together, we offer a portfolio of Biologics Bone Grafting and Allograft therapies that couldn’t be more attractive. With InFuse, Grafton, MagniFuse, Progenix, Plexur, and Mastergraft, together with our collective commercial capabilities and industry-leading field presence, we will offer Biologics Bone Grafting therapies to meet every patient need.
     Our “Total Biologics Solution” enables us to play a consultative role with our surgeon customers, helping them to make the right and best decisions for each of their patients.
     Osteotech’s broader line of Allograft offering helps round out a complete portfolio, deepening our Structural and Specialty offering with exciting therapies like Biogenesis, and adding a broad line of Traditional Allograft products as well.
     On top of this highly attractive product portfolio, we bring a distinctive set of capabilities that has driven strong business results.
     From our world-class Biologics talent, to our strong commercial capabilities, to our deep drug/device technical expertise, our team put together a strong therapy offering and an exciting pipeline of products. They are truly committed to serving patients and I look forward to introducing them to you.
     Supporting therapies with industry-leading clinical and economic evidence is also very critical to our approach. I’ll tell you a little bit more about this one in a few pages. And our scale in the field leads the industry.
     All of this adds up to real business results, as you see on the right side of the page, in an extremely competitive marketplace. We have built a nearly $1 billion business in the past eight years. And Biologics is a key focus area for Medtronic overall. Medtronic — we deliver as a business very high return on net assets and Medtronic is investing heavily in this business to grow our Biologics franchise over the next five- to ten plus years.
     Now let me tell you about some of the exciting investments we’re making in business. And one, in particular, is related to our clinical investments of rhBMP-2, the protein molecule that our InFuse product is based on.

     We believe that a significant amount of potential remains in the rhBMP-2 franchise and we are making an unprecedented level of investment in clinical evidence to open up new treatment applications for this important molecule. As you know, today we have three PMA approvals across Spine, Orthopedic Trauma, and Dental/Cranial Oro-Maxilla-Facial.
     We have two additional IDEs in Cervical for InFuse, where we’ve just completed patient enrollment, and Postereolateral Fusion for amplify (sic). In fact, as many of you may have heard, we had a favorable FDA Panel several weeks ago on the amplified product and we will be working closely with the FDA over the coming months.
     To build on this evidence — and it’s the right side of the blue man up there — we are investing in eight new trials from head to foot. These trials focus on some of the most difficult orthopedic healing environments there are. And we believe they will unlock about two to $3 billion in revenue potential.
     Let me conclude by sharing with you our vision for the Biologics business.

     From our foundation of Bone Regeneration in the Spine, we are acting on plans to expand into next generation products and expand into new technologies.
     On the technology axis, beyond our core market in Bone Grafting, we have several current programs that will extend our business into broader Musculoskeletal Biologics. We are working on therapies for Sciatica, Periodontal Disease, and Post-Operative Pain, which are all targeted to launch over the next three- to six years and fit right into our portfolio and current call points with customers.
     More broadly, we are investigating organic and inorganic options to enter several additional therapeutic areas, including Disc Repair, Osteoarthritis, Diagnostics, and Cartilage and Ligament repair.
     We firmly believe there is an attractive business opportunity in the broader Musculoskeletal Biologics and regenerative therapies area and we are investing heavily to unlock that opportunity.
     Overall, our vision is to continue to invest in innovation and work toward building a multi-billion dollar Musculoskeletal Biologics business. I am thrilled to invite you to take that journey with us.
     Now, with that, I’d like to invite Mike Nicoletta up to the podium to talk a little about about the path forward. Mike.
(Audience applause.)
MR. NICOLETTA: Good morning.
AUDIENCE MEMBERS: Good morning.
     MR. NICOLETTA: Certainly great to be up here in New Jersey and not in the humidity in Memphis.
     Anyway, I’d like to take a few moments and a lot less time than Tom did — and Tom did a wonderful job. And Sam, thank you for inviting us up here today, but I’d like to introduce myself. I’m Mike Nicoletta. And I’m going to be heading the integration activities over our two companies.
     The process that we’re going to be driving for the integration teams are composed of representatives from both Medtronic as well as Osteotech. They’re going to be driving to understand and analyze business operations, the business processes, and what we do up here so we can better leverage the strengths of our combined companies.
     Speaking for Medtronic, I can say that I’m very excited to learn, and to be part of the team to be able to learn more about your operations and business processes so we can better serve doctors and their patients together.
     We are committed to making an exceptionally successful integration journey and I’m extremely excited and looking forward to working with everyone in both companies to make this a successful journey.
     The process going forward, we’ve established basically four guiding principles, as you can see up on the slide:
     Maintaining business momentum during the integration period. That means we understand what we’ve got to do every single day in terms of driving operational objectives and keeping our customers satisfied.
     Understand and respect both cultures, that Tom outlined and Sam outlined in both of their presentations, and being able to operate under both.
     Never compromise quality and delivery of

products to our customers. That’s absolutely a key ingredient to our guiding principles so we can maintain continuity and supply to the customers and the patients that need our therapies.
     And provide employees with frequent and direct and very open communication. That’s extremely important. And we have with us today, other than Tom and myself, Steve Franklin, who’s going to be working with us from a project management standpoint and integration team, as well as John Berry, who’s a vice president of Human Resources.
     So with that, I’d like to turn it back over to Sam and open it up for any kind of questions and answers that might come up from the audience.
     Sam.
     MR. OWUSU-AKYAW: Thank you.
     MR. NICOLETTA: Thank you.
     (Audience applause.)
     MR. OWUSU-AKYAW: Thank you, Tom. Thank you, Mike.
     I realize that you may have a lot of questions. Not all of your questions we will have an answer. As you all know, this is a beginning process and we just want to assure you that we will be able to provide you answers as we are going through the integration. So I’ll seek each one of you, your patience and your understanding as we start a process.
     I’d like to conclude with some few things.
     We have two important, sentimental comments to make for you.
     First, we thank you very much, pure and simple, for all your hard work over the years. You’ve done a great job. You should be proud of yourself. You know. And if you — I mean, when I look at everything that you’ve done for me for the six years I’ve been here — I mean, I walk by your cubicles, by your offices. I remember how one day Gail says, “Sam, you say ‘hi’ to everybody. You didn’t say ‘hi’ to me.” I had to go back and say, “Hi.” And the Shrewsbury people feel like I don’t come there until I surprise them once in awhile.
     We are family. You’ve done a great job with each other. We listen to you. You’ve done a wonderful job feeding the poor, just like the tape was showing. You are the company that’s —use your mission statement to communicate to the whole industrial area that you’ve got — every company, the mission support team, congratulation. To get all the industries in the industrial area to contribute food in 2008 and 2009 when people were hungry.
     You just don’t produce products to restore function. You feed them. Congratulation. You’ve done a great job.
     I think this is your day. It’s a day that you have to be proud of.
     When Tom went through his presentation, the question that you have to put in your mind is, “Who am I to be purchased by a billion dollar company? It’s an achievement you should be proud of.
     Like I stated in my initial comments, there was so many things that we can now provide you that I do believe that you have opportunities at Medtronic to enhance your career and your profession. This is what moving forward means.
     If you’ll look at our mission statement, the thing that is always catches my mind is a statement that we have in there about our employees. And we say, “To strive and find ways to assist our employees to achieve their personal purposes as they contribute to achieve the company’s purpose.”
     I think the underlying concept in there might be philosophical but attaches ideally to make sure that a company’s job is not only to produce product, but to let those people who produce achieve the personal purposes for their children, for their family, for them individually. And you do it so well.
     So I just want to make sure that when you walk out of here today, be proud of what you’ve achieved. Think about the future. Think about the positives that you can contribute. There will be so many negatives and at times we forget the good things. Why don’t you spend your time thinking about the positives that the world can become.
     You did not know that the world would be today six years ago. (sic) Six years ago, when I walk in there, two weeks I was in here the day that the CEO introduced me. I was coming up from the restroom and a guy touches me, says, “Can I talk to you?” And he asked, “Why did you come? Are we going to survive?”
     You know, for six years you guys have done a

great job and I just want to make sure that you walk out of here feeling proud of what you’ve done, and be able to prepare yourself to enhance your professional abilities; to be able to contribute for the future. I really thank you and I know we’re going to have a great company going forward.
     So I now open the floor for any question you may have and the ones we don’t have answers, we’ll make sure we get answers for you later. Thank you very much.
     Any questions? I know that everybody’s going to be shy and nobody wants to — okay. There’s another way I can make it for you — to make it easier for you. If you have questions, just go ahead and send an e-mail with your questions so that we can gather all the e-mails and be able to sort them out. Okay, Bill.
     AUDIENCE MEMBER: Is Osteotech going through — the name going to remain? Are we going to be a subsidiary of Medtronic?
     MR. OWUSU-AKYAW: Well, I feel with time we will have a good understanding about it. It’s a good question, but it’s too early. You know. We just got married. We’re trying to —

     (Audience laughter.)
     AUDIENCE MEMBER: That’s not a good example.
     (Audience laughter.)
     MR. OWUSU-AKYAW: Okay. So Bill, as we go forward, we’ll be able to provide answers for that. Okay.
     AUDIENCE MEMBER: What are the chances that the company is not going to stay here?
     MR. OWUSU-AKYAW: Dorothy, can you give it to her?
     AUDIENCE MEMBER: What are the chances that the company is not going to stay here?
     MR. OWUSU-AKYAW: That’s a good question.
     Well, look at your processors. Some of your processors are very difficult to move. But I feel with time, we should be able to get some good answers for you. It’s an excellent question. And if I stand here today, the only thing I can say is — like Mike just went over. We have to go through the integration process. So give us time and we should be able to answer those specific questions for you. Okay.
     All your questions, just go ahead and send it into — I mean Dorothy will compile all of it. It will make it easier for all of us, too. So those who are shy and do not want to speak in public, you’ve got an opportunity to put it down. And also, it gives us an opportunity to combine the same questions and group them together and make it easy for us to answer them for you.
     And if you meet me in the hallway and you have a question, don’t hesitate like you do all the time.
     AUDIENCE MEMBER: Sam, how would the transaction — acquisition transaction today reflect on next week’s shareholders’ meeting?
     MR. OWUSU-AKYAW: How will it reflect on what?
     AUDIENCE MEMBER: On the shareholders’ meeting next week.
     MR. OWUSU-AKYAW: Basically, there’s going to be another announcement tomorrow that will probably answer that question for you. So if you will bear with us till the tomorrow announcement comes, I know that will help. Okay.
     MR. BURROUGHS: Actually —
     MR. OWUSU-AKYAW: Oh, you can answer that?
     MR. BURROUGHS: Actually, we did SEC filings. In that SEC filing, it mentions that the Annual Shareholders’ Meeting will be postponed at this point in time, and that it’s because of the announcement today.
     MR. OWUSU-AKYAW: Okay. Thank you, Mark.
I’m glad you came back from Boston.
      Okay.
     Well, I don’t think we have anymore questions. I’d like to thank you all very, very much and we have to go back to work and work. Isn’t that right? Great job. Thank you.
(Audience applause.)
     (The proceedings were concluded at 9:54 a.m.)

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